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                                                                  EXHIBIT 10(17)

                            LAYNE CHRISTENSEN COMPANY
                      EXECUTIVE INCENTIVE COMPENSATION PLAN

SECTION I. PURPOSE OF THE PLAN.

         Layne Christensen Company (hereinafter referred to as the "Company") desires to effect a program of making awards as soon as practicable after the end of each fiscal year to certain executive employees of the Company who, in the judgment of the Board of Directors of the Company (the "Board") have made significant contributions to the Company during the most recent fiscal year. The purpose of this program is to provide additional incentive for the executive employees to promote the best interests and most profitable operation of the Company.

         This program shall be known as the "Layne Christensen Company Executive Incentive Compensation Plan" (hereinafter referred to as the "Plan"). This Plan amends and supersedes the Layne, Inc. Executive Incentive Compensation Plan previously approved and adopted by the Board of Directors on February 1, 1994. The existence of the Plan shall not be in lieu of or otherwise affect or be affected by any other compensation plan or arrangement of the Company.

SECTION II. ADMINISTRATION.

         The Plan shall be administered by the Board. The Board shall have full power, in its sole discretion, to interpret, construe and administer the Plan and adopt rules and regulations relating to the Plan. Decisions made by the Board in good faith and in the exercise of its powers and duties hereunder shall be binding upon all parties concerned. No member of the Board shall be liable to anyone for any action taken or decision made in good faith pursuant to the power or discretion vested in such person under the Plan.

SECTION III. PARTICIPATION.

         The following officers, and such other key executive employees of the Company as shall be determined by the Board from time-to-time, shall be eligible to participate in the Plan (and shall hereinafter be referred to as "Participants"):

 Group I                         Group II
---------                 -----------------------
President                 Chief Financial Officer
                          General Counsel
                          Senior Vice President

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SECTION IV. SELECTION OF TARGETS.

         As soon as practicable after the commencement of each fiscal year the Board shall establish one or more performance targets, which collectively shall constitute the "Target" hereunder, upon which the incentive compensation of each Participant shall be calculated for such fiscal year. If more than one performance target is selected for the Target, the Board shall assign relative calculation weights to each performance target in determining the Target. Incentive compensation awards hereunder for each Participant are to be based on that Participant's performance during that fiscal year as compared to the Target. The Target may vary among Participants at the sole discretion of the Board.

SECTION V. DETERMINATION OF AMOUNT OF AWARD.

         Subject to the last sentence of this Section V, the amount of the incentive compensation award for a fiscal year shall be equal to a percentage (the "Base Salary Percentage") of a Participant's annual regular salary (as determined by the Board) as of the beginning of the fiscal year for which the Target is established (the "Base Salary"). The Base Salary Percentage shall be determined as follows:

                                     GROUP I

         If 100% of the Target is achieved, then the Base Salary Percentage shall be 50%. If more than 100% of the Target is achieved, then for each 1% increase above the Target, the Base Salary Percentage shall be increased by 1.5%; provided, however, that in no event shall the Base Salary Percentage exceed 100%. If less than 100% of the Target is achieved, then for each 1% decrease below the Target, the Base Salary Percentage shall be decreased by 1%; provided, however, that if 80% or less of Target is achieved then the Base Salary Percentage shall be 0.

                                    GROUP II

         If 100% of the Target is achieved, then the Base Salary Percentage shall be 37.5%. If more than 100% of the Target is achieved, then for each 1% increase above Target, the Base Salary Percentage shall be increased by 1.5%; provided, however, that in no event shall the Base Salary Percentage exceed 100%. If less than 100% of the Target is achieved, then for each 1% decrease below the Target, the Base Salary Percentage shall be decreased by 1%; provided, however, that if 80% or less of Target is achieved then the Base Salary Percentage shall be 0.

                                  ILLUSTRATION

         The percentage of the Target achieved and the corresponding Base Salary Percentage are illustrated as follows:

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
                                     Group I                   Group II
  Percentage of                    Base Salary                Base Salary
 Target Achieved                    Percentage                 Percentage
-------------------                -----------                -----------
        130                            72.5                     54.375
        120                            65                       48.75
        110                            57.5                     43.125
Target  100                            50                       37.5
        ---                            ----                     ------
         90                            45                       33.75
         80 or less                     0                        0

         Notwithstanding the foregoing, the amount of the incentive compensation award for a fiscal year may be increased or decreased in the sole discretion of the Board by an amount not greater than one third of the incentive compensation award which would be determined under the preceding provisions of this Section V if 100% of the Target were achieved.

SECTION VI. METHODS OF PAYMENT.

         The incentive compensation award will be paid in cash, common stock of the Company, or a combination of both, in the sole discretion of the Board of Directors. Upon the making of each award of incentive compensation under the Plan, the Board shall direct the payment or deferral of the cash portion thereof in accordance with any one of the following three methods:

         First Method:     Payment in full in cash during the April
                           immediately after the close of the fiscal year for which the award is made.

         Second Method:    Payment to be deferred and credited to a Deferred
                           Account (as defined herein).

         Third Method:     Payment of a portion (to be fixed by the Board) in
                           accordance with the First Method: the balance to be deferred in accordance with the Second Method.

Provided, however, that all of an employee's incentive compensation awarded under this Plan shall be paid pursuant to the First Method unless the employee files an election with the Board at least four months before the April during which a given award is made, indicating the maximum percentage (in multiples of ten) of said award which the Board may, in its discretion, defer and credit to a Deferred Account.

SECTION VII. DEFERRED ACCOUNTS.

         The Company shall maintain in its records an account, called the Deferred Account, for each employee as to whom any payment of incentive compensation awarded under the Plan is

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deferred under the Second Method or Third Method. All amounts deferred pursuant to Section VI above shall bear interest from the date of deferral until the date of payment at the average of the 26-week U.S. Treasury Bill interest rate in effect during said period. Upon retirement or other termination of services of an employee with respect to whom the Company is maintaining a Deferred Account, the amount in said Deferred Account (with interest as required by the previous sentence), shall be paid to the employee in one or more annual installments which, in the Board's sole discretion, may be of equal or varying amount and of any number not exceeding four.

SECTION VIII. TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL GROUP

         In the event a Participant's employment with the Company terminates (for reasons other than retirement, disability or death) said termination being instituted by the Participant or by the Company for cause, prior to the close of a fiscal year, such Participant shall not be entitled to any incentive compensation award for that fiscal year.

         In the event a Participant's employment with the Company terminates, said termination being by the Company without cause or on account of retirement, disability or death, prior to the close of a fiscal year, such Participant shall be entitled to the incentive compensation award set forth in Section V, pro-rated as of the date of termination.

         If at the beginning of a fiscal year the Participant is in one Group under the Plan, and during the fiscal year the Participant is assigned to a different Group, the Participant's incentive compensation award for that fiscal year shall be calculated by prorating the award by the number of months for which the Participant was a member of each Group.

SECTION IX. MISCELLANEOUS.

         There shall be deducted from each cash payment made under the Plan the amount of any tax required by any governmental authority to be withheld by the Company with respect to such payment. A Participant receiving common stock hereunder shall be required to pay to the Company the amount of any taxes which the Company is required by any governmental authority to withhold with respect to such common stock.

         Nothing in the Plan shall be construed to give any person any benefit, right or interest except as expressly provided herein, and nothing in the Plan shall obligate the Company with respect to the duration of employment of any employee.

         A Participant's rights and interests under the Plan may not be assigned or transferred. In the case of a Participant's death, payment of the Participant's incentive compensation award shall be made to the Participant's designated beneficiary or beneficiaries, or in the absence of such designation, by will or the laws of descent and distribution.

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         The Board of Directors of the Company may discontinue the Plan, in whole or in part, at any time, or may, from time to time, amend the Plan in any respect that such Board may deem advisable; provided, however, that no such amendment shall be effective to modify or change any right or obligation with respect to any award of incentive compensation theretofore made by the Board, and, provided further, that such Board may not, without approval by the holders of a majority of the issued and outstanding shares of common stock of the Company, materially increase the benefits accruing to Participants under the Plan or materially increase the class of Participants under the Plan.

SECTION X. EFFECTIVE DATE.

         The Plan shall be effective as of May 1, 1997.

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